Exhibit 4.2

LONG-TERM INCENTIVE PLAN

CONCORDIA HEALTHCARE CORP.

LONG TERM INCENTIVE PLAN

ARTICLE 1

1.1	Purpose, Plan Definitions and Interpretation

1.1.1

The purpose of this Plan (as defined below) is to advance the interests of Concordia (as defined below): (a) through the motivation, attraction and retention of key employees and directors of Concordia; (b) by aligning the interests of Participants (as defined below) with the interests of the shareholders of Concordia generally; and (c) by furnishing Participants with an additional incentive in their efforts on behalf of Concordia.

1.1.2	In this Plan, the following terms have the following meanings:

(a)	“Account” means a Deferred Share Unit Account or a Restricted Share Unit Account, as applicable;

(b)

“Applicable Law” includes, without limitation, all applicable securities, corporate, tax and other laws, rules, regulations, instruments, notices, blanket orders, decision documents, statements, circulars, procedures and policies including, without limitation, the policies, rules and by-laws of the Exchange;

(c)

“Applicable Withholding Taxes” means any and all taxes and other source deductions or other amounts which Concordia is required by Applicable Law to withhold from any amounts paid or credited to a Participant under the Plan;

(d)	“Award” means an award of Deferred Share Units and/or Restricted Share Units under this Plan;

(e)	“Award Agreement” means the agreement in writing between Concordia and a Participant evidencing the terms and conditions under which an Award has been granted under this Plan;

(f)

“Beneficiary” means, subject to Applicable Law, any person designated by a Participant to receive any amount payable under the Plan in the event of a Participant’s death or, failing designation, the Participant’s estate;

(g)

“Blackout Period” means the period during which the relevant Participant is prohibited from trading in any securities of Concordia due to trading restrictions imposed by Concordia in accordance with its securities trading policies;

(h)	“Board” means the board of directors of Concordia;

(i)	“Change of Control” means the occurrence of any one or more of the following events:

(i)

any merger, business combination, consolidation, amalgamation, arrangement or similar transaction in which voting securities of Concordia possessing more than fifty percent (50%) of the total combined voting power of Concordia’s outstanding voting securities are transferred to a person or group of persons acting jointly or in concert different from the persons holding those securities immediately prior to such transaction;

(ii)

any acquisition, directly or indirectly, by a person or group of persons acting jointly or in concert of beneficial ownership of voting securities of Concordia possessing more than fifty percent (50%) of the total combined voting power of Concordia’s outstanding securities;

(iii)	a transaction or event that results in the directors of Concordia immediately prior to such transaction or event ceasing to constitute a majority of the Board following such transaction or event;

(iv)	any sale, transfer or other disposition of all or substantially all of the assets of Concordia in one or a series of related transactions;

(v)	a liquidation, dissolution or winding-up of Concordia; or

(vi)	any transaction or series of transactions involving Concordia or any of its affiliates that the Board in its discretion deems to be a Change of Control;

provided however, that a Change of Control shall not be deemed to have occurred if such Change of Control results solely from the issuance, in connection with a bona fide financing or series of financings by Concordia, of voting securities of Concordia or any rights or entitlements to acquire voting securities of Concordia which are convertible into or exchangeable for voting securities. Notwithstanding the foregoing, the determination of “Change of Control” under any employment agreement between a Participant and Concordia shall be determined and administered separately from this Plan;

(j)	“Compensation Committee” means the Human Resources and Compensation Committee or similar committee of the Board;

(k)	“Concordia” means Concordia Healthcare Corp. and, where the context requires it, includes its subsidiaries, affiliates, successors and assigns;

(l)	“Consultant” means a “service provider” as defined in the policies of the Exchange;

(m)	“Date of Grant” of a Unit means the date such Unit is granted to a Participant under the Plan, as evidenced by an Award Agreement between Concordia and the Participant;

(n)	“Deferred Share Unit” or “DSU” means a unit designated as a “Deferred Share Unit” representing the right to receive one Share in accordance with the terms set forth in the Plan;

(o)	“Deferred Share Unit Account” has the meaning set forth in Section 4.1.1;

(p)

“Disability” means, in respect of any Participant, the Participant’s inability, due to debilitating physical incapacity, to substantially perform his or her duties and responsibilities as an employee or director of the Corporation for 90 consecutive days or a total of 180 days in any consecutive 12- month period;

(q)

“DSU Final Payment Date” means, with respect to a Deferred Share Unit granted to a DSU Participant, December 31 of the calendar year following the calendar year in which the DSU Termination Date occurred;

(r)	“DSU Gross Payment” has the meaning set forth in Section 4.3.2(b)(i);

(s)

“DSU Participant” means a Director of Concordia who has been designated by Concordia for participation in the Plan and who has agreed to participate in the Plan and to whom Deferred Share Units have or will be granted hereunder;

(t)

“DSU Termination Date” of a DSU Participant means, the day that the DSU Participant ceases to be a director of Concordia for any reason including, without limiting the generality of the foregoing, as a result of Retirement, death, voluntary or involuntary termination without cause, or permanent disability;

(u)	“DSU Whole Shares” has the meaning set forth in Section 4.3.2(c)(i);

(v)	“Eligible Person” means an officer, director, employee or Consultant of Concordia;

(w)

“Exchange” means the Toronto Stock Exchange or, if the Shares are not then listed and posted for trading on the Toronto Stock Exchange, on such stock exchange in Canada or the United States on which such Shares are listed and posted for trading as may be selected for such purpose by the Board;

(x)	“Extension Period” has the meaning set forth in Section 3.2.2;

(y)

“Fair Market Value” means, with respect to a Share on any date, the weighted average trading price of the Shares on the Exchange for the five days on which Shares were traded immediately preceding that date; provided that if the Shares are not listed for trading on a stock exchange on such date, the Fair Market Value shall be the price per Share as the Board, acting in good faith, may determine;

(z)	“Insider” has the meaning given to that term in the Securities Act (Ontario), as amended from time to time, and shall include associates and affiliates of the Insider;

(aa)	“ITA” means the Income Tax Act (Canada), R.S.C. 1985, c.1 (5th Supp.), including the regulations promulgated thereunder, as amended from time to time;

(bb)

“Leave of Absence” means any period during which, pursuant to the prior written approval of Concordia or by reason of Disability, the Participant is considered to be on an approved leave of absence or on Disability and does not provide any services to Concordia;

(cc)	“Outstanding Issue” is determined on the basis of the number of Shares that are outstanding immediately prior to the Share issuance in question;

(dd)	“Participant” means a RSU Participant or a DSU Participant, as applicable;

(ee)	“Participant Information” has the meaning set forth in Section 6.6.4(b);

(ff)	“Plan” means this Long Term Incentive Plan, as the same may be amended or varied from time to time;

(gg)	“Restricted Share Unit” or “RSU” means a unit designated as a “Restricted Share Unit” representing the right to receive one Share in accordance with the terms set forth in the Plan;

(hh)	“Restricted Share Unit Account” has the meaning set forth in Section 3.1.1;

(ii)

“Retirement” means the normal retirement of the Participant from employment with or from appointment as a director of Concordia or the early retirement of the Participant pursuant to any applicable retirement plan of Concordia, all as determined by the Board, acting reasonably;

(jj)

“RSU Final Vesting Date” means, with respect to a Restricted Share Unit granted to a RSU Participant, December 31 of the calendar year which is three (3) years after the calendar year in which the service was performed in respect of which the particular Award was made;

(kk)	“RSU Gross Payment” has the meaning set forth in Section 3.3.2(b)(i);

(ll)

“RSU Participant” means an Eligible Person who has been designated by Concordia for participation in the Plan and who has agreed to participate in the Plan and to whom Restricted Share Units have or will be granted hereunder;

(mm)

“RSU Participant Termination Date” of a RSU Participant means, where the Participant’s employment with or service to Concordia has been terminated, the Participant’s last day of active employment with or service to Concordia, regardless of the reason for the termination of employment or termination of services;

(nn)	“RSU Vesting Date” means, with respect to a Restricted Share Unit granted to a RSU Participant, the date determined in accordance with Section 3.2;

(oo)	“RSU Whole Shares” has the meaning set forth in Section 3.3.2(c)(i);

(pp)	“Share” means a common share in the capital of Concordia;

(qq)	“United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

(rr)	“Units” means Deferred Share Units and/or Restricted Share Units, as applicable;

(ss)	“U.S. Participant” means a Participant who is a U.S. Person or who is holding or exercising Units in the United States;

(tt)

“U.S. Person” has the meaning set forth in Rule 902(k) of Regulation S under the U.S. Securities Act and generally includes, but is not limited to, any natural person resident in the United States, any partnership or corporation organized under the laws of the United States and any estate or trust of which any executor, administrator or trustee is a U.S. Person;

(uu)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

(vv)	“Vested Deferred Share Units” has the meaning set forth in Section 4.2.1;

(ww)	“Vested Restricted Share Units” has the meaning set forth in Section 3.2.4; and

(xx)	“Vested Units” mean Vested Deferred Share Units and/or Vested Restricted Share Units, as applicable.

In this Plan, unless the context requires otherwise, words importing the singular number may be construed to extend to and include the plural number, and words importing the plural number may be construed to extend to and include the singular number.

ARTICLE 2

GRANT OF UNITS

2.1	Grant of Units

2.1.1

Subject to the terms of the Plan, the Board may make grants of Deferred Share Units to DSU Participants and Restricted Share Units to RSU Participants in such number, at such times and on such terms and conditions, as the Board may, in its sole discretion, determine and thereafter Concordia shall provide an Award Agreement to each Participant; provided that:

(a)

The maximum number of Shares which may be reserved and set aside for issue under this Plan in respect of Awards of Deferred Share Units to DSU Participants and for payments in respect of Awards of Restricted Share Units to RSU Participants shall not exceed 10% of the Shares issued and outstanding from time to time on a non-diluted basis, provided that the Board shall have the right, from time to time, to increase such percentage subject to the approval of shareholders of the Corporation and such regulatory authorities, stock exchanges or over-the-counter markets having jurisdiction over the affairs of the Corporation. For purposes of clarity, the maximum number of Shares reserved and set aside for issue under this Plan shall be inclusive of any Shares reserved for issuance pursuant to any other security based compensation arrangement of Concordia, including Concordia’s stock option plan;

(b)

Shares that were the subject of Awards that have expired, been surrendered, lapsed, cancelled or terminated shall thereupon no longer be in reserve and may once again be subject to an Award granted under this Plan; and

(c)

under no circumstances shall this Plan, together with all of Concordia’s other previously established or proposed stock options, restricted share units, deferred share units, stock option plans, employee stock purchase plans or any other compensation or incentive mechanisms involving the issuance or potential issuance of Shares, result, at any time, in:

(i)	the number of Shares reserved for issuance to Insiders at any time exceeding 10% of the Outstanding Issue;

(ii)	the issuance to Insiders, within a one year period, of a number of Shares exceeding 10% of the Outstanding Issue; or

(iii)	the issuance to any one Insider, within a one year period, of a number of Shares exceeding 5% of the Outstanding Issue.

2.1.2

Awards that are Restricted Share Units may only be granted to RSU Participants and Awards that are Deferred Share Units may only be granted to DSU Participants; provided that the participation in the Plan is voluntary. In determining the Participants to whom Awards may be granted and the number of Restricted Share Units and Deferred Share Units to be awarded pursuant to each Award, the Board may (but is not required to) take into account the following factors, as applicable:

(a)	compensation data for comparable benchmark positions among Concordia’s competitors;

(b)	the duties and seniority of the Participant;

(c)	the performance of the Participant in the prior year relative to the performance measures of Concordia for the relevant performance period;

(d)	individual and/or departmental contributions and potential contributions to the success of Concordia; and

(e)	such other factors as the Board shall deem relevant in connection with accomplishing the purposes of the Plan.

2.1.3

The Board may at any time appoint the Compensation Committee to, among other things, interpret, administer and implement this Plan on behalf of the Board in accordance with such terms and conditions as the Board may prescribe, consistent with this Plan. The Board will take such steps that in its opinion are required to ensure that the Compensation Committee has the necessary authority to fulfill its functions under this Plan.

2.1.4

All grants of Deferred Share Units and Restricted Share Units under this Plan will be evidenced by Award Agreements. Any one executive officer of Concordia is authorized and empowered to execute and deliver, for and on behalf of Concordia, an Award Agreement to each Participant.

2.2	Forfeited Units

2.2.1

For greater certainty, no Participant shall have any entitlement to receive any payment (whether in cash, Shares or otherwise) in respect of any Units which have been forfeited under this Plan, by way of damages, payment in lieu or otherwise.

ARTICLE 3

RESTRICTED SHARE UNITS

3.1	Restricted Share Unit Grants and Accounts

3.1.1

An Account, to be known as a “Restricted Share Unit Account”, shall be maintained by Concordia for each RSU Participant that has been granted Restricted Share Units. On each Date of Grant, the Restricted Share Unit Account will be credited with the Restricted Share Units granted to a RSU Participant on that date.

3.1.2

The establishment of the Plan in respect of Restricted Share Units shall be an unfunded obligation of Concordia. Neither the establishment of the Plan in respect of Restricted Share Units nor the grant of any Restricted Share Units or the setting aside of any funds by Concordia (if, in its sole discretion, it chooses to do so) shall be deemed to create a trust. Legal and equitable title to any funds set aside for the purposes of the Plan in respect of Restricted Share Units shall remain in Concordia and no RSU Participant shall have any security or other interest in such funds. Any funds so set aside shall remain subject to the claims of creditors of Concordia present or future. Amounts payable to any RSU Participant under the Plan in respect of Restricted Share Units shall be a general, unsecured obligation of Concordia. The right of the RSU Participant or Beneficiary to receive payment pursuant to the Plan in respect of Restricted Share Units shall be no greater than the right of other unsecured creditors of Concordia.

3.2	Vesting

3.2.1	Subject to Sections 3.2.2 and 3.2.3 and unless otherwise approved by the Board and set forth in the applicable Award Agreement, a Restricted Share Unit granted under this Plan shall vest as follows:

(a)	as to 33 1/3% of the Restricted Share Units with respect to such Award, on the first anniversary of the Date of Grant;

(b)	as to 33 1/3% of the Restricted Share Units with respect to such Award, on the second anniversary of the Date of Grant;

(c)	as to 33 1/3% of the Restricted Share Units with respect to such Award, on the third anniversary of the Date of Grant;

provided; however, that all Restricted Share Units granted under a particular Award shall vest on or before the RSU Final Vesting Date for such Restricted Share Units.

3.2.2

Subject to Section 3.2.3, in the event that a RSU Vesting Date for a Restricted Share Unit granted under this Plan occurs within a Blackout Period or within five business days after a Blackout Period, the RSU Vesting Date for such Restricted Share Unit shall be ten business days after the date the Blackout Period ends (the “Extension Period”); provided that if an additional Blackout Period is subsequently imposed by Concordia during the Extension Period, then such Extension Period shall be deemed to commence following the end of such additional Blackout Period to enable the RSU Vesting Date for such Restricted Share Unit to be ten business days after the end of the last imposed Blackout Period.

3.2.3

If any Applicable Law, including any law in respect of a Blackout Period, would apply at any particular time to prevent payment in respect of a Restricted Share Unit pursuant to Section 3.3.1 to be made on or before the RSU Final Vesting Date for such Restricted Share Unit, then the RSU Vesting Date for such Restricted Share Unit will be accelerated by the Board to ensure that such payment is made on or before the RSU Final Vesting Date for such Restricted Share Unit.

3.2.4

All Restricted Share Units recorded in a RSU Participant’s Restricted Share Unit Account which have vested in accordance with this Plan and which have not been forfeited hereunder by the Participant on the RSU Participant Termination Date are referred to herein as “Vested Restricted Share Units”.

3.2.5

For greater certainty, no RSU Participant nor any Beneficiary or other person claiming through a RSU Participant shall be entitled to any benefit hereunder in respect of any Restricted Share Units that are not Vested Restricted Share Units.

3.2.6

Notwithstanding anything else herein contained, Concordia may, in its discretion, at any time permit the acceleration of vesting of any or all Restricted Share Units, all in the manner and on the terms as may be authorized by the Board.

3.3	Payment in Respect of Restricted Share Units

3.3.1

Payment in respect of an Award of a Restricted Share Unit granted to a RSU Participant shall become payable on each RSU Vesting Date for such Restricted Share Unit in accordance with Section 3.3.2; provided, however that all payments under a particular Award shall be made on or before the RSU Final Vesting Date for such Restricted Share Unit.

3.3.2	On each RSU Vesting Date in respect of an Award of Restricted Share Units granted to a RSU Participant:

(a)

Concordia shall decide, in its sole discretion, to make all payments in respect of an Award of a Restricted Share Unit to a RSU Participant in cash, in Shares issued from treasury, or in a combination of cash and Shares issued from treasury, in the manner described in this Section 3.3.2;

(b)

where Concordia decides to make all payments in respect of an Award of a Restricted Share Unit to a RSU Participant in cash, Concordia shall pay to the RSU Participant a cash amount equal to the amount by which:

(i)

the product that results by multiplying: (A) the number of Restricted Share Units credited to the RSU Participant’s Restricted Share Unit Account as at the RSU Vesting Date that are Vested Restricted Share Units; by (B) the Fair Market Value of a Share on the RSU Vesting Date (such amount referred to as the “RSU Gross Payment”); exceeds

(ii)	all Applicable Withholding Taxes in respect of such payment;

(c)	where Concordia decides to make all payments in respect of an Award of a Restricted Share Unit to a RSU Participant in Shares issued from treasury, Concordia shall:

(i)

determine the number of whole Shares that the RSU Participant has the right to receive under such Award (the “RSU Whole Shares”) as the quotient (rounded down to the nearest whole number) obtained by dividing: (A) the RSU Gross Payment; by (B) the Fair Market Value of a Share determined on the date of issuance; and

(ii)	subject to Section 3.3.2(e), issue that number of Shares from treasury that is equal to the number of RSU Whole Shares determined under Section 3.3.2(c)(i);

(d)	where Concordia decides to make payments in respect of an Award of a Restricted Share Unit to a RSU Participant in a combination of cash and Shares issued from treasury, Concordia shall:

(i)	issue from treasury a number of Shares not to exceed the number that would be issued if Section 3.3.2(c) applied; and

(ii)

pay to the RSU Participant a cash amount equal to the amount by which the RSU Gross Payment exceeds the aggregate Fair Market Value on the date of issuance of the Shares issued from treasury, net of any Applicable Withholding Taxes; and

(e)

where Concordia decides to make any payments in respect of an Award of a Restricted Share Unit to a RSU Participant in Shares issued from treasury, Concordia shall have the right to withhold, or to require the RSU Participant to remit to Concordia in advance of the issue of such Shares, an amount sufficient to satisfy any Applicable Withholding Taxes. For greater certainty, Concordia may decide in its sole discretion to satisfy any Applicable Withholding Taxes by withholding from the Shares otherwise deliverable to the RSU Participant such number of Shares having a value, determined as of the date that the withholding tax obligation arises, equal to the amount of the total withholding tax obligation.

3.3.3	In the event of the acceleration of an Award of Restricted Share Units pursuant to Section 5.2.1(d), the payment provisions of this Section 3.3 shall apply.

3.4	Dividends Paid on Shares

3.4.1

Subject to Section 3.4.2, in the event Concordia pays a dividend on the Shares subsequent to the granting of an Award, the number of Restricted Share Units relating to such Award (that are not Vested Restricted Share Units) (the “Original RSU”) shall be increased by an amount equal to:

(a)	the product of: (i) the aggregate number of Original RSUs held by the RSU Participant on the record date for such dividend; and (ii) the per Share amount of such dividend (or, in the case of any dividend payable in property other than cash, the per Share fair market value of such property as determined by the Board), divided by

(b)	the Fair Market Value of a Share calculated as of the date that is three days prior to the record date for the dividend.

3.4.2

In the event that Concordia pays a dividend on the Shares in additional Shares, the number of Original RSUs shall be increased by a number equal to the product of: (a) the aggregate number of Original RSUs held by the RSU Participant on the record date of such dividend; and (b) the number of Shares (including any fraction thereof) payable as a dividend on one Share, and in such circumstance the Participant’s Restricted Share Unit Account shall be credited to reflect such increase.

3.5	Termination of Employment or Leave of Absence

3.5.1

Subject to Section 3.2.1 and the provisions of any applicable Award Agreement, upon the RSU Participant ceasing to be an Eligible Person due to involuntary termination with cause or voluntary termination by the RSU Participant, all Restricted Share Units previously credited to such RSU Participant’s Restricted Share Unit Account which did not become Vested Restricted Share Units on or prior to the RSU Participant Termination Date shall be terminated and forfeited as of the RSU Participant Termination Date.

3.5.2

Upon the RSU Participant ceasing to be an Eligible Person by reason of involuntary termination without cause, death, total or permanent long-term disability (as reasonably determined by the Board) or Retirement of the RSU Participant, any Restricted Share Units previously credited to such RSU Participant’s Restricted Share Unit Account which did not become Vested Restricted Share Units on or prior to the RSU Participant Termination Date, shall continue to vest in accordance with their terms and pursuant to Section 3.2.1 or, at the discretion of the Board, be terminated and forfeited as of the RSU Participant Termination Date.

3.5.3

Upon a RSU Participant commencing a Leave of Absence, unless otherwise determined by the Board in its sole discretion, any Restricted Share Units previously credited to such RSU Participant’s Restricted Share Unit Account shall continue to vest in accordance with their terms pursuant to Section 3.2.1.

3.5.4

If the relationship of the RSU Participant with Concordia is terminated for any reason prior to the vesting of the Restricted Share Units, whether or not such termination is with or without notice, adequate notice or legal notice or is with or without legal or just cause, the RSU Participant’s rights shall be strictly limited to those provided for in this Section 3.5, or as otherwise provided in the applicable Award Agreement between the RSU Participant and Concordia. Unless otherwise specifically agreed to in writing by Concordia, the RSU Participant shall have no claim to, or in respect of, any Restricted Share Units which may have or would have vested had due notice of termination of employment been given, nor shall the RSU Participant have any entitlement to damages or other compensation or any claim for wrongful termination or dismissal in respect of any Restricted Share Units or loss of profit or opportunity which may have or would have vested or accrued to the RSU Participant if such wrongful termination or dismissal had not occurred or if due notice of termination had been given. This provision shall be without prejudice to the RSU Participant’s rights to seek compensation for lost employment income or lost employment benefits (other than those accruing under or in respect of the Plan and any Restricted Share Units) in the event of any alleged wrongful termination or dismissal.

ARTICLE 4

DEFERRED SHARE UNITS

4.1	Deferred Share Unit Grants and Accounts

4.1.1

An Account, to be known as a “Deferred Share Unit Account”, shall be maintained by Concordia for each DSU Participant that has been granted Deferred Share Units. On each Date of Grant, the Deferred Share Unit Account will be credited with the Deferred Share Units granted to a DSU Participant on that date.

4.1.2

The establishment of the Plan in respect of Deferred Share Units shall be an unfunded obligation of Concordia. Neither the establishment of the Plan in respect of Deferred Share Units nor the grant of any Deferred Share Units or the setting aside of any funds by Concordia (if, in its sole discretion, it chooses to do so) shall be deemed to create a trust. Legal and equitable title to any funds set aside for the purposes of the Plan in respect of Deferred Share Units shall remain in Concordia and no DSU Participant shall have any security or other interest in such funds. Any funds so set aside shall remain subject to the claims of creditors of Concordia present or future. Amounts payable to any DSU Participant under the Plan in respect of Deferred Share Units shall be a general, unsecured obligation of Concordia. The right of the DSU Participant or Beneficiary to receive payment pursuant to the Plan in respect of Deferred Share Units shall be no greater than the right of other unsecured creditors of Concordia.

4.2	Vesting

4.2.1

All Deferred Share Units recorded in a DSU Participant’s Deferred Share Unit Account shall vest on the DSU Participant’s DSU Termination Date and shall be referred to herein as “Vested Deferred Share Units” as of that date, unless otherwise determined by the Board in its sole discretion.

4.2.2	DSU Participants will not have any right to receive any benefit under the Plan in respect of a Deferred Share Unit until the DSU Termination Date.

4.3	Payment in Respect of Deferred Share Units

4.3.1

Payment in respect of an Award of a Deferred Share Unit granted to a DSU Participant shall become payable on the DSU Termination Date of the DSU Participant in the amount and in the manner referred to in Section 4.3.2. All payments to be made by Concordia in respect of a Deferred Share Unit in Shares issued from treasury shall occur on the DSU Termination Date and all payments to be made by Concordia in respect of a Deferred Share Unit in cash shall occur on or before the DSU Final Payment Date for such Deferred Share Unit. Notwithstanding the foregoing, any payment in cash in respect to an award of a Deferred Share Unit granted to a U.S. Participant shall be paid as soon as practicable following the DSU Termination Date, but in no case later than the DSU Final Payment Date (which in such cases the definition of DSU Final Payment Date shall be read to substitute “December 31” with “March 15”).

4.3.2	On the DSU Termination Date in respect of an Award of Deferred Share Units granted to a DSU Participant:

(a)

Concordia shall decide, in its sole discretion, to make all payments in respect of an Award of a Deferred Share Unit to a DSU Participant in cash, in Shares issued from treasury, or in a combination of cash and Shares issued from treasury, in the manner described in this Section 4.3.2;

(b)

where Concordia decides to make all payments in respect of an Award of a Deferred Share Unit to a DSU Participant in cash, Concordia shall pay to the DSU Participant a cash amount equal to the amount by which:

(i)

the product that results by multiplying: (A) the number of Deferred Share Units credited to the DSU Participant’s Deferred Share Unit Account as at the DSU Termination Date that are Vested Deferred Share Units; by (B) the Fair Market Value of a Share on the DSU Termination Date (such amount referred to as the “DSU Gross Payment”); exceeds

(ii)	all Applicable Withholding Taxes in respect of such payment;

(c)	where Concordia decides to make all payments in respect of an Award of a Deferred Share Unit to a DSU Participant in Shares issued from treasury, Concordia shall:

(i)

determine the number of whole Shares that the DSU Participant has the right to receive under such Award (the “DSU Whole Shares”) as the quotient (rounded down to the nearest whole number) obtained by dividing: (A) the DSU Gross Payment; by (B) the Fair Market Value of a Share determined on the date of issuance; and

(ii)	subject to Section 4.3.2(e), issue that number of Shares from treasury that is equal to the number of DSU Whole Shares determined under Section 4.3.2(c)(i);

(d)	where Concordia decides to make payments in respect of an Award of a Deferred Share Unit to a DSU Participant in a combination of cash and Shares issued from treasury, Concordia shall:

(i)	issue from treasury a number of Shares not to exceed the number that would be issued if Section 4.3.2(c) applied; and

(ii)

pay to the DSU Participant a cash amount equal to the amount by which the DSU Gross Payment exceeds the aggregate Fair Market Value on the date of issuance of the Shares issued from treasury, net of any Applicable Withholding Taxes; and

(e)

where Concordia decides to make any payments in respect of an Award of a Deferred Share Unit to a DSU Participant in Shares issued from treasury, Concordia shall have the right to withhold, or to require the DSU Participant to remit to Concordia in advance of the issuance of such Shares, an amount sufficient to satisfy any Applicable Withholding Taxes. For greater certainty, Concordia may decide in its sole discretion to satisfy any Applicable Withholding Taxes by withholding from the Shares otherwise deliverable to the DSU Participant such number of Shares having a value, determined as of the date that the withholding tax obligation arises, equal to the amount of the total withholding tax obligation.

4.3.3	In the event of the acceleration of an Award of Deferred Share Units pursuant to Section 5.2.1(d), the payment provisions of this Section 4.3 shall apply.

4.3.4

For greater certainty, no amount will be paid to, or in respect of, a DSU Participant under the Plan or pursuant to any other arrangement, and no other Deferred Share Units will be granted to such DSU Participant to compensate for a reduction in the fair market value of a Share, nor will any other form of benefit be conferred upon, or in respect of, a DSU Participant for such purpose.

4.4	Dividends Paid on Shares

4.4.1

Subject to Section 4.4.2, in the event Concordia pays a dividend on the Shares subsequent to the granting of an Award, the number of Deferred Share Units relating to such Award (that are not Vested Deferred Share Units) (the “Original DSU”) shall be increased by an amount equal to:

(a)

the product of: (i) the aggregate number of Original DSUs held by the DSU Participant on the record date for such dividend; and (ii) the per Share amount of such dividend (or, in the case of any dividend payable in property other than cash, the per Share fair market value of such property as determined by the Board); divided by

(b)	the Fair Market Value of a Share calculated as of the date that is three days prior to the record date for the dividend.

4.4.2

In the event that Concordia pays a dividend on the Shares in additional Shares, the number of Original DSUs shall be increased by a number equal to the product of: (a) the aggregate number of Original DSUs held by the DSU Participant on the record date of such dividend; and (b) the number of Shares (including any fraction thereof) payable as a dividend on one Share, and in such circumstance the Participant’s Deferred Share Unit Account shall be credited to reflect such increase.

ARTICLE 5

ADJUSTMENTS AND CHANGE OF CONTROL

5.1	Adjustments

5.1.1

Appropriate adjustments to this Plan and to Awards shall be made, and shall be conclusively determined, by the Board to give effect to adjustments in the number of Shares resulting from subdivisions, consolidations, substitutions, reorganizations or reclassifications of the Shares, or changes in the capital of Concordia (including any such changes resulting from a Change of Control). Any dispute that arises at any time with respect to any such adjustment will be conclusively determined by the Board, and any such determination will be binding on Concordia, the Participant and all other affected parties.

5.2	Change of Control

5.2.1	In the event of a Change of Control or proposed Change of Control:

(a)

the Board shall, in an appropriate and equitable manner, determine any adjustment to the number and type of Shares (or other securities or other property) that thereafter shall be made the subject of and issuable as payment under Awards;

(b)	the Board shall, in an appropriate and equitable manner, determine the number and type of Shares (or other securities or other property) subject to and issuable as payment under outstanding Awards;

(c)

the Board shall, in an appropriate and equitable manner, determine the acquisition price with respect to settlement or payment of any Award; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number;

(d)

the Board shall, in its sole discretion, determine the manner in which all unvested Awards granted under this Plan will be treated including, without limitation, requiring the acceleration of the time for the vesting of such Awards by the Participants and the time for the expiry of such Awards;

(e)

the Board or any company which is or would be the successor to Concordia or which may issue securities in exchange for Shares upon the occurrence of a Change of Control may offer any Participant the opportunity to obtain a new or replacement award for securities into which the Shares are changed or are convertible or exchangeable, on a basis proportionate to the number of Shares issuable under the Award (and otherwise substantially upon the terms of the Award being replaced, or upon terms no less favourable to the Participant) including, without limitation, the periods during which the Award may be exercised and expiry dates; and in such event, the Participant shall, if he or she accepts such offer, be deemed to have released his or her Award and such Award shall be deemed to have lapsed and be cancelled; and

(f)

the Board may convert or exchange for or into any other security or any other property or cash, any Award that is still capable of being exercised, upon giving to the Participant to whom such Award has been granted at least 30 days’ written notice of its intention to convert or exchange such Award, and during such period of notice, the Award, to the extent it has not been exercised, may be exercised by the Participant without regard to any vesting conditions attached thereto, and on the expiry of such period of notice, the unexercised portion of the Award shall lapse and be cancelled.

Subsections (a) through (f) of this Section 5.2.1 may be utilized independently of, successively with, or in combination with each other and Section 5.1.1 and nothing therein contained shall be construed as limiting or affecting the ability of the Board to deal with Awards in any other manner. All determinations by the Board under this Article 5 will be final, binding and conclusive for all purposes.

5.2.2

The Board may, in its sole discretion, cancel any or all outstanding Awards and pay to the holders of any such Awards, in cash, the value of such Awards based upon the price per Share received or to be received by other shareholders of the Concordia in the event of a Change of Control.

5.2.3

The grant of any Awards under this Plan will in no way affect Concordia’s right to adjust, reclassify, reorganize or otherwise change or exchange its capital or change its business structure, to complete a Change of Control or to merge, amalgamate, reorganize, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets or engage in any like transaction.

5.2.4

No adjustment or substitution provided for in this Article 5 will require Concordia to issue a fractional share in respect of any Awards and the total substitution or adjustment with respect to each Award will be limited accordingly.

ARTICLE 6

ADMINISTRATION

6.1	Administration

6.1.1

The Plan shall be administered by Concordia in accordance with the provisions hereof. All costs and expenses of administering the Plan will be paid by Concordia. Concordia may, from time to time, establish administrative rules and regulations and prescribe forms or documents relating to the operation of the Plan as it may deem necessary to implement or further the purpose of the Plan and amend or repeal such rules and regulations or forms or documents. In administering the Plan, the Board or the Compensation Committee may seek recommendations from the Chairman, Chief Executive Officer or Chief Financial Officer of Concordia or such other advisors as they deem appropriate. The Board may also delegate to the Compensation Committee or any director, officer or employee of Concordia such duties and powers relating to the Plan as it may see fit. Concordia may also appoint or engage a trustee, custodian or administrator to administer or implement the Plan.

6.1.2

Concordia shall keep or cause to be kept such records and accounts as may be necessary or appropriate in connection with the administration of the Plan and the discharge of its duties. At such times as Concordia shall determine, Concordia shall furnish the Participant with a statement setting forth the details of his or her Units including Date of Grant and the Vested Units held by each Participant.

6.1.3 (a)	Any notice, statement, certificate or other instrument required or permitted to be given to a Participant or any person claiming or deriving any rights through him or her shall be given by:

(i)	delivering it personally to the Participant or to the person claiming or deriving rights through him or her, as the case may be;

(ii)

other than in the case of a delivery of Shares, sending it to the Participant via facsimile or similar means of electronic transmission to the facsimile or e-mail address which is maintained for the Participant in Concordia’s personnel records; or

(iii)	mailing it postage paid (provided that the postal service is then in operation) or delivering it to the address which is maintained for the Participant in Concordia’s personnel records.

(b)

Any notice, statement, certificate or other instrument required or permitted to be given to Concordia shall be given by mailing it postage paid (provided that the postal service is then in operation), delivering it to Concordia at its principal address, or (other than in the case of a payment) sending it by means of facsimile or similar means of electronic transmission, to the attention of the Chief Financial Officer of Concordia.

(c)

Any notice, statement, certificate or other instrument referred to in Section 6.1.3(a) or 6.1.3(b), if delivered, shall be deemed to have been given or delivered on the date on which it was delivered, if mailed (provided that the postal service is then in operation), shall be deemed to have been given or delivered on the third business day following the date on which it was mailed and if by facsimile or similar means of electronic transmission, on the next business day following transmission.

6.2	Amendments

6.2.1

Concordia retains the right without shareholder approval (i) to amend the Plan or any Restricted Share Units or Deferred Share Units from time to time to (A) make amendments of a grammatical, typographical, clerical and administrative nature and any amendments required by a regulatory authority or to comply or conform with Applicable Laws, (B) change vesting provisions of the Plan or any Restricted Share Units or Deferred Share Units, (C) make any other amendments of a non-material nature, (D) make amendments to the definition of “DSU Participant” and/or “RSU Participant” or the eligibility requirements of participating in this Plan, where such amendment would not have the potential of broadening or increasing Insider participation, (E) make amendments to the manner in which Participants may elect to participate in the Plan, (F) make any amendments to the provisions concerning the effect of the termination of a Participant’s employment or services on such Participant’s status under this Plan, or (G) make any amendment which is intended to facilitate the administration of this Plan; or (ii) to suspend, terminate or discontinue the terms and conditions of the Plan and the Restricted Share Units and Deferred Share Units granted hereunder by resolution of the Board, provided that:

(a)

no such amendment to the Plan shall cause the Plan in respect of Restricted Share Units to cease to be a plan described in paragraph (k) of the definition of “salary deferral arrangement” in subsection 248(1) of the ITA or any successor to such provision;

(b)	no such amendment to the Plan shall cause the Plan in respect of Deferred Share Units to cease to be a plan described in regulation 6801(d) of the ITA or any successor to such provision; and

(c)	any amendment shall be subject to the prior consent of any applicable regulatory bodies, including the Exchange, as may be required.

6.2.2

Any amendment to the Plan made in accordance with Section 6.2.1(i)(B) or 6.2.1(ii) shall take effect only with respect to Awards granted after the effective date of such amendment, provided that it may apply to any outstanding Award with the mutual consent of Concordia and the Participants to whom such Awards have been granted.

6.2.3

Any amendment to the Plan other than as described in Section 6.2.1 shall require the approval of the shareholders of Concordia given by the affirmative vote of a simple majority of the common shares (or, where required, “disinterested” shareholder approval) represented at a meeting of the shareholders of Concordia at which a motion to approve the Plan or an amendment to the Plan is presented. Specific amendments requiring shareholder approval include:

(a)	to increase the number of Shares reserved under the Plan;

(b)

to change the definition of RSU Participants or DSU Participants or the eligibility requirements of participating in this Plan, where such amendment would have the potential of broadening or increasing Insider participation;

(c)	the extension of any right of a Participant under this Plan beyond the date on which such right would originally have expired;

(d)	to permit RSUs or DSUs to be transferred other than by testamentary disposition or in accordance with the laws governing the devolution of property in the event of death;

(e)	to permit awards other than RSUs and DSUs under the Plan; and

(f)	to amend this Section 6.2.3 so as to increase the ability of the Board to amend the Plan without shareholder approval.

6.3	Currency

6.3.1	All payments and benefits under the Plan shall be determined and paid in the lawful currency of Canada.

6.4	Beneficiaries and Claims for Benefits

6.4.1

Subject to the requirements of Applicable Law, a Participant shall designate in writing a Beneficiary to receive any benefits that are payable under the Plan upon the death of such Participant. The Participant may, subject to Applicable Law, change such designation from time to time. Such designation or change shall be in such form and executed and filed in such manner as the Board may from time to time determine

6.5	Representations and Covenants of Participants

6.5.1	Each Award Agreement will contain representations and covenants of the Participant that:

(a)	in respect of a RSU Participant, the RSU Participant is an Eligible Person;

(b)	in respect of a DSU Participant, the DSU Participant is a Director;

(c)	the Participant has not been induced to enter into such Award Agreement by the expectation of employment or continued employment or appointment or continued appointment with Concordia;

(d)

the Participant is aware that the grant of the Award is exempt from the obligation under applicable securities laws to file a prospectus or other registration document qualifying the distribution of the Shares to be distributed thereunder under any applicable securities laws and that any Shares issued under the Plan or an Award may contain required restrictive legends; and

(e)

upon vesting of an Award which is settled in Shares, the Participant or their legal representative, as the case may be, will prior to and upon any sale or disposition of any Shares received pursuant to an Award, comply with all Applicable Law.

6.6	General

6.6.1

The transfer of an employee within Concordia shall not be considered a termination of employment for the purposes of the Plan, so long as such Participant continues to be a director or employee of Concordia.

6.6.2

The determination by the Board of any question which may arise as to the interpretation or implementation of the Plan or any of the Units granted hereunder shall be final and binding on all Participants and other persons claiming or deriving rights through any of them.

6.6.3

The Plan shall enure to the benefit of and be binding upon Concordia and its successors and assigns. The interest of any Participant under the Plan in any Unit shall not be transferable or alienable by the Participant either by pledge, assignment or in any other manner whatsoever, otherwise than by testamentary disposition or in accordance with the laws governing the devolution of property in the event of death; and after the Participant’s lifetime shall enure to the benefit of and be binding upon the Participant’s Beneficiary.

6.6.4

(a)	Concordia’s grant of any Units hereunder is subject to compliance with Applicable Law.

(b)

As a condition of participating in the Plan, each Participant agrees to comply with all such Applicable Law and agrees to furnish to Concordia all information and undertakings as may be required to permit compliance with such Applicable Law. Each Participant shall provide the Board with all information (including personal information) the Board requires in order to administer the Plan (the “Participant Information”).

(c)

Concordia may, without amending the Plan, modify the terms of Restricted Share Units and Deferred Share Units granted to Participants who provide services to Concordia from outside of Canada in order to comply with the Applicable Law of such foreign jurisdictions. Any such modification to the terms of Restricted Share Units or Deferred Share Units with respect to a particular Participant shall be reflected in the Award Agreement for such Participant.

(d)

The terms of the Plan and Restricted Share Units and Deferred Share Units granted hereunder to Participants subject to taxation on employment income under the United States Internal Revenue Code of 1986, as amended, shall be determined by taking into consideration the provisions applicable to such persons as set forth in Schedule “A” hereto.

(e)

The Board may from time to time transfer or provide access to Participant Information to a third party service provider for purposes of the administration of the Plan provided that such service providers will be provided with such information for the sole purpose of providing services to the Board in connection with the operation and administration of the Plan. The Board may also transfer and provide access to Participant Information to Concordia for purposes of preparing financial statements or other necessary reports and facilitating payment or reimbursement of Plan expenses. By participating in the Plan, each Participant acknowledges that Participant Information may be so provided and agrees and consents to its provision on the terms set forth herein. Concordia shall not disclose Participant Information except (i) as contemplated above in this Section 6.6.4(e) and in Section 6.6.8, (ii) in response to regulatory filings or other requirements for the information by a governmental authority or regulatory body, or (iii) for the purpose of complying with a subpoena, warrant or other order by a court, person or body having jurisdiction over Concordia to compel production of the information.

6.6.5

Nothing herein or otherwise shall be construed so as to confer on any Participant any rights as a shareholder of Concordia with respect to any Shares reserved for the purpose of any Award, including for greater certainty, no Award shall confer any entitlement as to dividends (except as set forth herein) or voting rights on a Participant.

6.6.6

Neither designation as a Participant nor the grant of any Units to any Participant entitles any Participant to any additional grant of any Units under the Plan. Neither the Plan nor any action taken hereunder shall interfere with the right of Concordia to terminate a Participant’s employment, if applicable, at any time. Neither any period of notice, if any, nor any payment in lieu thereof, upon termination of employment shall be considered as extending the period of employment for the purposes of the Plan.

6.6.7	Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect any person’s relationship with Concordia.

6.6.8	By participating in the Plan, the Participant agrees, acknowledges and consents to:

(a)

the disclosure to Concordia and applicable directors, officers, employees, Consultants, representatives and agents of Concordia, the Exchange and all tax, securities and other regulatory authorities of all Participant Information; and

(b)

the collection, use and disclosure of such personal information by the persons described in (a) above of all Participant Information in accordance with their requirements, including the provision to third party service providers, from time to time.

6.6.9

Nothing contained in this Plan will restrict or limit or be deemed to restrict or limit the right or power of the Board in connection with any allotment and issuance of Shares which are not allotted and issued under this Plan including, without limitation, with respect to other compensation or incentive arrangements.

6.6.10

This Plan is established under the laws of the Province of Ontario and the rights of all parties and the construction of each and every provision of the Plan and any Units granted hereunder shall be construed according to the laws of the Province of Ontario.

ARTICLE 7

UNITED STATES SECURITIES LAWS

(U.S. PARTICIPANTS)

7.1.1

Neither the Units, which may be granted pursuant to the provisions of the Plan, nor the Shares which may be received pursuant to the vesting of Units have been registered under the U.S. Securities Act or under any securities law of any state of the United States, unless Concordia has made a determination to register such Shares or Units. Accordingly, any Participant who is or becomes a U.S. Participant, who is granted Units in the United States, who is a resident of the United States or who is otherwise subject to the U.S. Securities Act or the securities laws of any state of the United States shall by acceptance of the Units be deemed to represent, warrant, acknowledge and agree that:

(a)	the Participant is receiving the Units and any Shares upon the vesting of such Units as principal and for the account of the Participant;

(b)

in granting the Units and issuing the Shares to the Participant upon the vesting of such Units, Concordia is relying on the representations and warranties of the Participant contained in this Plan relating to the Units to support the conclusion of Concordia that the granting of the Units and the issue of Shares upon the vesting of such Units do not require registration under the U.S. Securities Act or to be qualified under the securities laws of any state of the United States;

(c)	each certificate representing shares issued upon the vesting of such Units to a U.S. Participant shall bear the following legends:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.”

provided that if such Shares are being sold outside the United States in compliance with the requirements of Rule 904 of Regulation S under the U.S. Securities Act the foregoing legends may be removed by providing a written declaration by the holder to the registrar and transfer agent for the Shares to the following effect:

“The undersigned (A) acknowledges that the sale of                     common shares represented by Certificate Number(s)                     , to which this declaration relates, is being made in reliance on Rule 904 of Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and (B) certifies that (1) the undersigned is not an “affiliate” (as defined in Rule 405 under the U.S. Securities Act) of the Company or a “distributor”, as defined in Regulation S, or an affiliate of a “distributor”; (2) the offer of such securities was not made to a person in the United States and either (a) at the time the buy order was originated, the buyer was outside the United States, or the seller and any person acting on its behalf reasonably believe that the buyer was outside the United States, or (b) the transaction was executed on or through the facilities of a “designated offshore securities market” within the meaning of Rule 902(b) of Regulation S under the U.S. Securities Act, and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States; (3) neither the seller nor any person acting on its behalf engaged in any directed selling efforts in connection with the offer and sale of such securities; (4) the sale is bona fide and not for the purpose of “washing off’ the resale restrictions imposed because the securities are “restricted securities” (as such term is defined in Rule 144(a)(3) under the U.S. Securities Act); (5) the seller does not intend to replace the securities sold in reliance on Rule 904 of Regulation S under the U.S. Securities Act with fungible unrestricted securities; and (6) the contemplated sale is not a transaction, or part of a series of transactions which, although in technical compliance with Regulation S, is part of a plan or a scheme to evade the registration provisions of the U.S. Securities Act. Terms used herein have the meanings as used in Regulation S.”;

(d)

other than as contemplated by subsection (c) of this Section 7.1.1, prior to making any disposition of any Shares acquired pursuant to the vesting of such Units which might be subject to the requirements of the U.S. Securities Act, the U.S. Participant shall give written notice to Concordia describing the manner of the proposed disposition and containing such other information as is necessary to enable counsel for Concordia to determine whether registration under the U.S. Securities Act or qualification under any securities laws of any state of the United States is required in connection with the proposed disposition and whether the proposed disposition is otherwise in compliance with such legislation and the regulations thereto;

(e)

other than as contemplated by subsection (c) of this Section 7.1.1, the U.S. Participant will not attempt to effect any disposition of the Shares owned by the U.S. Participant and acquired pursuant to the vesting of such Units or of any interest therein which might be subject to the requirements of the U.S. Securities Act in the absence of an effective registration statement relating thereto under the U.S. Securities Act or an opinion of counsel satisfactory in form and substance to counsel for Concordia that such disposition would not constitute a violation of the U.S. Securities Act or any securities laws of any state of the United States and then will only dispose of such Shares in the manner so proposed;

(f)

Concordia may place a notation on the records of Concordia to the effect that none of the Shares received by the U.S. Participant pursuant to the vesting of such Units shall be transferred unless the provisions of the Plan have been complied with; and

(g)

the effect of these restrictions on the disposition of the Shares received by the U.S. Participant pursuant to the vesting of such Units is such that the U.S. Participant may not be able to sell or otherwise dispose of such Shares for a considerable length of time in a transaction which is subject to the provisions of the U.S. Securities Act other than as contemplated by subsection (c) of this Section 7.1.1.

Schedule A

Special Provisions Applicable to Participants Subject to Section 409A of the United States Internal Revenue Code

This schedule sets forth special provisions of the Plan that apply to Participants subject to section 409A of the United States Internal Revenue Code of 1986, as amended. Terms defined in the Plan and used herein shall have the meanings set forth in the Plan, as amended from time to time.

1.	Definitions

1.1	In this Schedule, the following terms have the following meanings:

(a)	“Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable United States Treasury Regulations and other binding regulatory guidance thereunder;

(b)	“Section 409A” means section 409A of the Code;

(c)

“Separation From Service” shall mean the separation from service with Concordia within the meaning of U.S. Treas. Regs. § 1.409A-1(h). Whether a Separation From Service has occurred is determined based on whether the facts and circumstances indicate that Concordia and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty six (36) month period (or the full period of services to Concordia if the Participant has been providing services to Concordia less than thirty six (36) months)). Separation from service shall not be deemed to occur while the Participant is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, if longer, so long as the Participant retains a right to reemployment with Concordia under an applicable statute or by contract. For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the Participant will return to perform services for Concordia. Notwithstanding the foregoing, a twenty-nine (29) month period of absence will be substituted for such six (6) month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than six (6) months and that causes the Participant to be unable to perform the duties of his or her position of employment. For this purpose, “Concordia” includes all entities that would be considered a single employer for purposes of U.S. Treasury Regulations; provided that, in applying those regulations, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears therein. A director may have a Separation From Service upon resignation as a director even if the director then becomes an officer or employee of Concordia;

(d)	“Specified Employee” means a US Taxpayer who meets the definition of “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code; and

(e)	“US Taxpayer” means a Participant whose compensation from Concordia is subject to Section 409A.

2.	Compliance with Section 409A

2.1

Notwithstanding any provision of the Plan to the contrary, it is intended that any payments under the Plan either be exempt from or comply with Section 409A, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Each payment made in respect of Restricted Share Units and Deferred Share Units shall be deemed to be a separate payment for purposes of Section 409A. Each US Taxpayer is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such US Taxpayer in connection with the Plan (including any taxes and penalties under Section 409A), and neither

Concordia nor any of its subsidiaries shall have any obligation to indemnify or otherwise hold such US Taxpayer (or any beneficiary) harmless from any or all of such taxes or penalties.

2.2	Solely to the extent required by Section 409A, any payment which is subject to Section 409A shall comply with the following:

(a)

a payment which becomes payable on account of a DSU Termination Date or an RSU Participant Termination Date (for any reason, whether or not such termination is voluntary or involuntary, with or without notice, adequate notice or legal notice or is with or without legal or just cause or on account of Retirement, death or permanent disability) shall be payable by reason of such circumstance only if the circumstance is a Separation From Service; and if such payment has become payable on account of a Separation From Service to any employee who is determined to be a Specified Employee, such payment shall not be paid before the date which is six months after such Specified Employee’s Separation From Service (or, if earlier, the date of death of such Specified Employee). Following any applicable six month delay of payment, all such delayed payments shall be made to the Specified Employee in a lump sum on the earliest possible payment date;

(b)

a payment which becomes payable on account of a Change of Control shall not be payable by reason of such circumstance unless the circumstance is a “change in ownership,” change in effective control,” or “change in ownership of a substantial portion of assets” as defined under Section 409A (hereinafter, a “409A Change of Control”); and

(c)

a payment which is scheduled to become payable on account of an RSU Vesting Date or other specified date shall not be accelerated on account of accelerated vesting or other intervening payment event unless such event itself qualifies as a Separation From Service, a 409A Change of Control or other payment event expressly permitted under Section 409A.

2.3

A US Taxpayer shall be required to pay to Concordia, and Concordia shall have the right and is hereby authorized to withhold, from any cash or other compensation payable under the Plan, or from any other compensation or amounts owing to the US Taxpayer, the amount of any required Applicable Withholding Taxes in respect of amounts paid under the Plan and to take such other action as may be necessary in the opinion of Concordia to satisfy all obligations for the payment of such withholding and taxes.

3.	Amendment of Schedule

3.1

Notwithstanding Section 6.2 of the Plan, the Board shall retain the power and authority to amend or modify this schedule to the extent the Board in its sole discretion deems necessary or advisable to comply with any guidance issued under Section 409A. Such amendments may be made without the approval of any US Taxpayer.